Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216

SPECTRUM PHARMACEUTICALS ANNOUNCES APPOINTMENT OF BRETT L. SCOTT AS
SENIOR VICE PRESIDENT AND ACTING CHIEF FINANCIAL OFFICER

IRVINE, California – October 12, 2010 – Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, today announced the appointment of Brett L. Scott as Senior Vice President and Acting Chief Financial Officer. Mr. Scott will report directly to Rajesh C. Shrotriya, MD., Chairman, Chief Executive Officer, and President, and will be responsible for all financial aspects of the Company. Mr. Shyam Kumaria, Senior Vice President, Finance, will continue in his present duties to ensure a smooth transition of financial responsibilities to Mr. Scott, while assuming his new role as Special Assistant to the CEO. In this capacity, Mr. Kumaria will assist Dr. Shrotriya in various activities. Mr. Scott will assume the role of Spectrum’s principal accounting officer on November 16, 2010 and prior to such date Mr. Kumaria will continue to serve in that function.

Mr. Scott, a Certified Public Accountant, has served as CFO for a variety of publicly traded companies. Most recently he was CFO at BIOLASE Technology, Inc. (NASDAQ: BLTI), an Irvine, California-based medical device company that designs, manufactures, and markets advanced dental, cosmetic, and surgical lasers and related products worldwide.

“We are pleased that Brett is joining Spectrum. Brett is a proven healthcare executive with the abilities to create and implement programs which result in cost savings and profits. Brett will lead the effort to build the financial and accounting infrastructure to support our growth of product revenue from our two FDA approved anticancer drugs, ZEVALIN® and FUSILEV®,” said Dr. Shrotriya. “Brett’s financial and management skills, including experience with capital raising, mergers and acquisitions, and public healthcare companies will prove to be very valuable for us in this important time for Spectrum. We are grateful to Shyam for his many contributions to Spectrum for nearly seven years and look forward to his continued role as my special assistant and member of the executive management team.”

“I am excited to be joining an organization with strong leadership, focused strategy and so much opportunity ahead,” said Mr. Scott. “I look forward to quickly contributing to the next stage in Spectrum’s evolution as a fully commercial biopharmaceutical company.”

Mr. Kumaria added “I look forward to ensuring a smooth transition to Brett for financial matters and in my new capacity assisting Dr. Shrotriya in the pursuit of Spectrum’s corporate mission.”

Prior to BIOLASE, Mr. Scott was CFO for North American Scientific, an Irvine, California-based medical device company that manufactures, markets and sells products used primarily in the treatment of prostate and breast cancer. The prostate cancer business was sold to BEST Medical in April 2009 and the breast cancer business was sold to Portola Medical in May 2009. Prior to North American Scientific, Mr. Scott was CFO for Irvine, California-based Alsius Corporation. At Alsius, Mr. Scott managed the initial IPO process and was a key member of the negotiating team during the resulting merger with Ithaka Acquisition Company, a specified purpose acquisition company. From September 2001 to March 2005, Mr. Scott was CFO at Irvine, California-based Irvine Biomedical, which was acquired by St. Jude Medical, Inc. in 2004 and designs, develops, manufactures and markets electrophysiology products for the minimally-invasive diagnosis and treatment of cardiac arrhythmias.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com •
NASDAQ: SPPI

From July 2001 to December 2002, Mr. Scott was CFO and a member of the Board of Directors of Irvine, California-based Pain Concepts Inc. that sold its product line to Stryker Medical Inc. in October 2003. He has also been CFO at Cardiac Science and Neuro Navigational Corporation.

Mr. Scott has a Bachelor of Science degree in business administration from the University of Southern California.

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy.  For more information, please visit the Company’s website at www.sppirx.com.

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future financial results, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, the safety and efficacy of ZEVALIN, FUSILEV, apaziquone, and belinostat, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, ZEVALIN®, and FUSILEV® are registered trademark of Spectrum Pharmaceuticals, Inc., and TURNING INSIGHTS INTO HOPE™, BELINOSTAT™ and the Spectrum Pharmaceutical logos are trademarks owned by or licensed to Spectrum Pharmaceuticals, Inc.

© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com •
NASDAQ: SPPI